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                  [LESLIE SUFRIN AND COMPANY, P.C. LETTERHEAD]

                                                                    EXHIBIT 23.7

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholder of
  National Law Publishing Company, Inc.


We hereby consent to the use in the Prospectus of American Lawyer Media Holdings, Inc., constituting a part of this Registration Statement, of our report dated February 19, 1997 (except as to Note 7 which date is March 27,
1997) relating to the consolidated financial statements of National Law Publishing Company, Inc., which is contained in that Prospectus.


We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ LESLIE SUFRIN AND COMPANY, P.C.
Leslie Sufrin and Company, P.C.


New York, New York
June 16, 1998